Exhibit 10.1
AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT
          This is an AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (“Agreement”) dated December 31, 2008, between Airgas, Inc., a Delaware corporation (the “Company”), and Michael L. Molinini (the “Executive”).
BACKGROUND
          WHEREAS, the Executive is the current Executive Vice President and Chief Operating Officer of the Company and currently is a party to a Change of Control Agreement with the Company, dated January 26, 2000 (the “Prior Agreement”); and
          WHEREAS, the Company and Executive desire to minimize the risk of adverse tax consequences with respect to payment made under the Prior Agreement.
          NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement, the Company and Executive agree that the Prior Agreement is hereby amended and restated as follows:
ARTICLE I — TERM OF AGREEMENT
     1.1 Term. The term of this Agreement shall commence as of the date hereof, and shall terminate upon the earlier of (i) Executive’s “Separation from Service” (as hereinafter defined) with the Company for any reason, or (ii) the later of (A) the date which is three years following the date on which a Change of Control occurred; or (B) the date as of which funding is required following a “Standstill Agreement” (as hereinafter defined) provided, however, that the Agreement shall remain in effect until Executive (or Executive’s beneficiary if Executive is not alive) has received any and all amounts to which Executive is entitled under this Agreement.

ARTICLE II – SEPARATION FROM SERVICE
     2.1 Change of Control Required. No amounts or benefits shall be paid or become payable to Executive under this Agreement unless Executive has a Separation from Service within three years following a Change of Control.
     2.2 Certain Definitions. For purposes of this Agreement:
          2.2.1 A “Change of Control” shall mean any one or more of the following:
     2.2.1.1 As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of any asset or other transaction any person or group (as such terms are used in and under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than the Company, any affiliate, or any employee benefit plan of the Company or an affiliate, shall become the beneficial owner (as defined in Rule 13-d under the Exchange Act) directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; providing, however, that this provision shall not apply to Peter McCausland (“McCausland”), unless and until McCausland, together with all affiliates and associates, becomes the beneficial owner of 30% or more of the combined voting power of the Company’s then outstanding securities;
     2.2.1.2 The consummation of any merger of the Company or any sale or other disposition of all or substantially all of its assets, if the Company’s stockholders immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation; or
     2.2.1.3 A change in the majority of the individuals who constitute the Board occurs during any period of two years for any reason without the approval of at least a majority of directors in office at the beginning of such period.
          2.2.2 A “Separation from Service” and “Separate from Service” shall mean Executive’s termination of employment with the Company and with each member of the controlled group (within the meaning of section 414 of the Internal Revenue Code of 1986 (the “Code”)) of which the Company is a member. Whether a

Separation from Service has occurred shall be determined by the Board or its delegate on a basis consistent with rules under Code section 409A ) after consideration of all the facts and circumstances.
     2.3 Separation from Service Entitling Executive to Benefits. A Separation from Service within three years following a Change of Control for any reason set forth in this Section 2.3 shall entitle Executive to the amounts and benefits set forth in Section 3.1.
          2.3.1 Voluntary Separation from Service for Good Reason. Executive may notify the Company of Executive’s intention to Separate from Service with the Company for “Good Reason” (as hereinafter defined), within three years following a Change of Control. However, Executive must provide notice of the existence of the Good Reason condition within 90 days of its initial existence and the Company shall have 30 days to cure the defects stated in such notice that would give rise to Good Reason. If the Company has not cured all such defects at the end of that 30-day period, Executive shall Separate from Service effective, for purposes of this Agreement, as of the date that Executive provided notice to the Company pursuant to the first sentence of this Section 2.3.1, and Executive shall be entitled to the amounts and benefits set forth in Section 3.1. For purposes of this Agreement, “Good Reason” shall mean any of the following:
     2.3.1.1 Material diminution in Executive’s base compensation;
     2.3.1.2 Material diminution in Executive’s authorities, duties or responsibilities;
     2.3.1.3 Material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a Company officer or employee instead of reporting to the Board;
     2.3.1.4 Material diminution in the budget over which Executive retains authority;
     2.3.1.5 Material change in the geographic location at which Executive must provide services; or
     2.3.1.6 Any action or inaction that constitutes a material breach of any employment agreement between Executive and the Company.
          2.3.2 Involuntary Separation from Service Other Than for Cause. If the Company terminates Executive’s employment other than for Cause within three years following a Change of Control such that Executive incurs a Separation from Service, Executive shall be entitled to the amounts and benefits set forth in Section 3.1.
     2.4 Cause Defined. Executive’s termination of employment with the Company shall be for “Cause” if one or more of the following events occur:
          2.4.1 Executive’s willful misconduct or gross negligence in the performance of Executive’s duties;
          2.4.2 Executive’s commission of any act of fraud or embezzlement against the Company or Executive’s commission of a felony or any other offense involving moral turpitude; or
          2.4.3 Executive’s unauthorized dissemination of confidential information, observations, and data concerning the business plans, financial data, customer lists, trade secrets and acquisitions strategies of the Company and its subsidiaries which has a material adverse effect on the Company or its subsidiaries.
     2.5 No Other Amounts Payable. Except as provided in Section 2.3, no amounts or benefits shall be paid or become payable to Executive under this Agreement.
ARTICLE III — BENEFITS
     3.1 Benefits. If Executive’s employment with the Company terminates in a manner described in Section 2.3, the Company shall pay Executive the following amounts and provide to Executive the following benefits, subject to Sections 3.3 and 3.4:
          3.1.1 Cash Payment. As soon as practicable, but not later than 60 days following Executive’s Separation from Service (the date of payment being referred to herein as the “Payment Date”), the Company shall make a lump sum payment to Executive equal to two times the sum of (x) and (y), as described immediately hereafter. For this purpose, (x) equals the greater of Executive’s annual base salary as in effect (a) immediately prior to Executive’s Separation from Service, or (b) at the time a Change of Control occurred, and (y) equals the bonus amount last paid to Executive prior to the occurrence of the Change of Control under the Company’s annual executive bonus plan.
          3.1.2 Health Benefits. For a period of three years following Executive’s Separation from Service, the Company shall reimburse Executive all expenses related to medical, dental and prescription drug coverage, however, such benefit shall terminate if Executive is entitled to comparable coverage from a subsequent employer, to the extent permitted under Code section 4980B. The amount of expenses eligible for reimbursement during a taxable year shall not affect the expenses eligible for reimbursement during another taxable year. The reimbursement of such expenses must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This right to reimbursement shall not be subject to liquidation or exchange for another benefit.
          3.1.3 Stock Options and Restricted Stock. All stock options and restricted stock grants awarded to Executive under any stock option or stock grant plans of the Company shall become fully vested upon a Change of Control and, notwithstanding any provision of any such option plan to the contrary, any stock option shall remain exercisable until that option’s expiration date, determined without regard to Executive’s Separation from Service.
     3.2 Reduction of Benefits.
          3.2.1 Reduced Payment. If any payment or benefit provided to Executive by the Company pursuant to this Agreement or otherwise (the “Payment”) shall be determined to be an “Excess Parachute Payment,” (as defined in Code section 280G(b)(1)), that would be subject to the excise tax imposed by Code section 4999, then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement (the “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any payments or benefits hereunder to be an Excess Parachute Payment. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any payment from the Company to Executive that is not an Agreement Payment would nevertheless be an Excess Parachute Payment, then the aggregate present value of Payments that are not Agreement Payments shall also be reduced (but not below zero) to an amount, if any, if the present value of such lesser amount maximizes the aggregate present value of Payments to Executive on an after-tax basis, taking into account income and excise taxes under Code section 1 and section 4999. For purposes of this Section 3.2 present value shall be determined in accordance with Code section 280G(d)(4).
          3.2.2 Determination of Agreement Payments. All determinations required under this Section 3.2 shall be made by a national accounting firm retained by the Company at its own expense. The accounting firm shall provide the Company and the Executive with a report and supporting calculations within 15 business days of the date Executive’s employment with the Company terminates or such earlier time as is requested by the Company. In addition, the accounting firm shall provide an opinion to Executive that the Executive has substantial authority not to report any excise tax on Executive’s federal income tax return with respect to the Agreement Payments. Any such determination by the accounting firm shall be binding upon the Company and Executive. Executive shall determine which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 3.2, provided that, if Executive does not make such determination within 10 business days of the receipt of the calculations from the accounting firm, the Company shall elect which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 3.2 and shall notify Executive promptly of such election. Within 10 business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts are then due to Executive under this Agreement.
     3.3 Deferral of Benefits. If the Company, based on written advice of reputable counsel, a copy of which shall be provided to Executive, determines that in the aggregate any benefit or payment under this Agreement and under any other arrangement or agreement between the Company and Executive would not be deductible for federal income taxes by the Company solely as a result of the application of Code section 162(m), the payment of any amounts otherwise payable under this Agreement in the then current year shall be reduced, but not below zero, by the amount of any such non-deductible amounts. The Company shall pay the entire non-deductible amount to Executive during Executive’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the application of Code section 162(m). The Company shall pay interest accrued on such deferred payments, calculated at the federal short-term rate, from the date that Executive would have been entitled to payment under this Agreement without application of this Section 3.3 until the date of payment. All scheduled payments to Executive pursuant to this Agreement and any other agreement between Executive and the Company that could be delayed to avoid the application of Code section 162(m) shall be delayed. In addition, payments made pursuant to this Section 3.3 that are made on or after Executive’s Separation from Service are subject to the delay for Specified Employees in Section 3.4.
     3.4 Delay for Specified Employees.
          3.4.1 Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive is at the time of Executive’s Separation from Service a “Specified Employee” (as hereinafter defined) then any payment otherwise required to be made to Executive (calculated as of the Payment Date) shall be accumulated, deferred and paid in a lump sum to Executive (with interest on the amount deferred from the Payment Date until the day prior to the actual payment at the federal short-term rate on the Payment Date) on the day after the date that is six months from the date of Executive’s Separation from Service; provided, however, if Executive dies prior to the expiration of such six month period, payment to Executive’s beneficiary shall be made as soon as practicable following Executive’s death. Notwithstanding the forgoing, this Section 3.4.1 requires only that payments be delayed to the extent that such payments exceed the lesser of (i) two times Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Executive preceding the taxable year of Executive’s Separation from Service (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not incurred a Separation from Service) or (ii) two times the Code section 401(a)(17) compensation limit applicable in the year of Executive’s Separation from Service.
          3.4.2 Executive will be a “Specified Employee” for purposes of payments made pursuant to this Agreement if Executive is designated as a “Specified Employee” by the Company within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).
     3.5 Withholding Taxes. The Company shall withhold from any payments or benefits made under this Agreement all applicable federal, state and local income and employment taxes, as well as any other amounts required to be withheld under any law.
     3.6 Funding.
          3.6.1 Required Funding. The Company shall not be required to fund the amounts and benefits payable under this Agreement until a Change of Control occurs. Upon the occurrence of a Change of Control, the Company shall immediately contribute an amount to an irrevocable grantor trust, of which Executive is the beneficiary and a third-party is the trustee (a “Trust”), equal to 120% of the amounts that could become payable to Executive under this Agreement.
          3.6.2 Standstill Agreements. Notwithstanding Section 3.6.1, if a transaction is approved by the Board, including one that would constitute a Change of Control, and the transaction is accompanied by a Board approved standstill agreement that provides for (i) no further acquisition of Company securities by the shareholder(s) entering into the agreement and (ii) management autonomy for the Company’s management at the time the agreement is executed (a “Standstill Agreement”), the Board shall determine whether to contribute amounts to a Trust to fund benefits payable under this Agreement at the time the Standstill Agreement is executed. The Company shall fund such a Trust, however, if after such a transaction and the execution of a Standstill Agreement (i) the terms of the Standstill Agreement, including the management autonomy provision, are violated or (ii) the Company terminates any of its executive officers without Cause. If a Trust is to be funded under this Section 3.6.2, the Company shall immediately contribute an amount to the Trust equal to 120% of the amounts that could become payable to Executive under this Agreement.
          3.6.3 Payments from Trust and Reversions. To the extent any provision of this Agreement provides for a payment from the Company to Executive, the Company may direct the trustee of a Trust created pursuant to this Section 3.6 to make such payment to the extent that any remaining assets in the Trust are reasonably expected to be sufficient for any additional amounts or benefits that may be due Executive from the Company under this Agreement. No amount in a Trust may revert to the Company until 90 days after the expiration of the Term of this Agreement. Notwithstanding the above, if Executive has brought a lawsuit against the Company claiming amounts or benefits under this Agreement, no amounts from the Trust shall revert to the Company while such claim is pending.
     3.7 Legal Expenses.
          3.7.1 If Executive determines in good faith to retain legal counsel and/or to incur other reasonable costs or expenses in order to enforce any or all of Executive’s rights under this Agreement, the Company shall reimburse Executive for those attorneys’ fees, costs and expenses incurred in connection with non-frivolous actions to interpret or enforce Executive’s rights, provided that the Company will reimburse Executive only for such expenses incurred prior to the end of the second year following Executive’s Separation from Service. Reimbursements may be made until the end of the third year following Separation from Service.
          3.7.2 In addition, during each of the two years immediately following Executive’s Separation from Service or until a settlement or a final adjudication by a court of competent jurisdiction, if earlier, the Company will pay Executive his or her base pay as in effect immediately prior to the Change of Control or immediately prior to Executive’s Separation from Service, whichever is higher, ratably over the year in accordance with the Company’s customary payroll practices. Notwithstanding the forgoing, to the extent that the controversy or claim is settled or finally adjudicated by a court of competent jurisdiction prior to the end of the second year following Executive’s Separation from Service, Executive shall cease receiving salary continuation payments required by this Section 3.7.2 as of the date the claim or controversy is settled or resolved.
          3.7.3 During the period that Executive is receiving payment pursuant to Section 3.7.2, to the extent permitted under law, the Company will provide Executive with the same life, accidental death, and disability (short-term and long-term) insurance benefits Executive was receiving immediately prior to the Change of Control and the Company shall reimburse Executive all expenses related to medical, dental and prescription drug coverage, provided that the amount of such expense reimbursement during a taxable year shall not affect the expenses eligible for reimbursement during another taxable year, the reimbursement of such expenses must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and this right to reimbursement shall not be subject to liquidation or exchange for another benefit.
          3.7.4 Payments and the provision of benefits made pursuant to this Section 3.7 shall be in addition to, and not in derogation or mitigation of any other payment or benefit due Executive under this Agreement.
     3.8 No Duty of Mitigation. The Executive shall have no duty to seek new employment after his employment with the Company terminates or to take any other actions which could reduce the amounts the Company is obligated to pay or reduce the benefits the Company is required to provide under this Agreement.
ARTICLE IV — MISCELLANEOUS
     4.1 Modification of This Agreement. Executive acknowledges and agrees that no one employed by or representing the Company has any authority to make oral statements which modify, waive or discharge, in any manner, any provision of this Agreement. Executive further acknowledges and agrees that no provision of this Agreement may be modified, waived or discharged unless agreed to in writing, and signed and executed by Executive and the Board, or its delegate. Executive acknowledges and agrees that in executing this Agreement, Executive has not relied upon any representation or statement made by the Company or its representatives, other than those specifically stated in this Agreement.
     4.2 Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, facsimile transmission or air courier guaranteeing overnight delivery to the other party at the following addresses:

To Company:	Airgas, Inc.
259 N. Radnor-Chester Road
Radnor, PA 19087-8675
Attention: Corporate Secretary

To Executive:	Mike Molinini

1111 Woodview Way
Malvern, PA 19355
or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the fifth day next succeeding the date of mailing if sent by certified or registered first-class mail, when received if sent by facsimile transmission, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
     4.3 Employment Status. Unless an agreement between the Company and the Executive provides otherwise, the Company and Executive acknowledge that, notwithstanding this Agreement, the employment of Executive by the Company is “at will,” and the Company may terminate Executive’s employment with the Company at any time, although certain terminations as specified in Article II will entitle Executive to amounts and benefits from the Company.
     4.4 Other Arrangements Not Affected. Except as otherwise provided herein, this Agreement shall not have any effect on any other benefit plan, arrangement or agreement under which Executive currently participates, has in the past participated, or may in the future participate.
     4.5 Applicable Law. The parties have agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law principles.
     4.6 Headings. The headings used throughout this Agreement have been used for convenience only and do not constitute matter to be considered in interpreting this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated below:

Michael L. Molinini		AIRGAS, INC.

Signature:	/s/ Michael L. Molinini	By:	/s/ Peter McCausland Peter McCausland

Date:	December 26, 2008	Title:	Chairman and Chief Executive Officer

Date: December 31, 2008